Exhibit 99.1

NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2018 Results

Fourth Quarter Highlights:

•	Total Revenue Was $378 Million, up 18 Percent
•	Diluted EPS Was $0.97, Inclusive of $0.09 in Special Charges[1]
•	Non-GAAP EPS[1] Was $1.17, up 50 Percent
•	Adjusted EBITDA Margin on Service Revenue[1] Was 16.5 Percent
•	Contract Awards of $286 Million

Full Year Highlights:

•	Total Revenue Was $1.34 Billion, up 9 Percent
•	Diluted EPS Was $3.18, Inclusive of $0.17 in Special Charges
•	Non-GAAP EPS Was $3.73, up 24 Percent
•	Adjusted EBITDA Margin on Service Revenue Was 13.4 Percent
•	Contract Awards Increased 40 Percent to $1.82 Billion, Representing a Book-to-Bill Ratio of 1.4

2019 Guidance:

•	Revenue: $1.45 Billion to $1.50 Billion
•	Diluted EPS: $3.75-$3.95, Exclusive of Any Special Charges
•	Non-GAAP EPS: $4.05-$4.25

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— Feb. 26, 2019-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the fourth quarter and full year ended December 31, 2018.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  Special charges are items that were included within our statement of operations but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

“Fourth quarter results represented a strong finish to a record year for ICF and demonstrated the strength of the growth drivers that will continue in 2019,” said Sudhakar Kesavan, Chairman and Chief Executive Officer.

“Revenue growth in the fourth quarter was broad-based, across each of our client categories. Revenue from government clients increased 22 percent, driven by our disaster recovery work for state and local government clients. Revenue from commercial clients increased 12 percent from the 2017 fourth quarter, reflecting positive comparisons in both marketing services and energy markets, which together comprised over 90 percent of ICF’s commercial revenue this quarter.

“On a consolidated basis, we delivered 10 percent service revenue1 growth in the fourth quarter, which together with a favorable business mix and higher utilization drove a 26 percent increase in adjusted EBITDA1, and an exceptional adjusted EBITDA to service revenue margin of 16.5 percent.

“Additionally, this was a solid quarter of new contract awards for ICF following a record third quarter, bringing the value of contracts won in 2018 to $1.82 billion, equivalent to a book-to-bill ratio of 1.4.  At the same time, our year-end business development pipeline increased to over $5.8 billion, representing a year-over-year increase of 38 percent,” Mr. Kesavan noted.

Fourth Quarter 2018 Results

Fourth quarter 2018 total revenue was $377.9 million, representing 17.7 percent growth over the $321.2 million reported in the fourth quarter of 2017. Service revenue increased 10.0 percent year-over-year to $239.6 million, from $217.8 million. Net income amounted to $18.7 million in the 2018 fourth quarter, or $0.97 per diluted share, inclusive of $0.09 of tax-effected special charges, which included $0.05 for a reserve related to the bankruptcy of Pacific Gas & Electric. The 2018 fourth quarter effective tax rate was higher than anticipated primarily due to valuation allowances of foreign tax credits.  In the 2017 fourth quarter, net income was $27.1 million, or $1.41 per diluted share, inclusive of a one-time benefit of $0.85 per diluted share in connection with the Tax Cuts and Jobs Act and $0.13 of tax-effected special charges.

Non-GAAP EPS increased 50.0 percent to $1.17 per share from $0.78 per share in 2017. EBITDA1 was $36.9 million, up 36.1 percent from $27.1 million reported in the fourth quarter of 2017.  Adjusted EBITDA was $39.4 million, 25.5 percent above the $31.4 million reported in the 2017 fourth quarter. Fourth quarter 2018 adjusted EBITDA margin on service revenue was 16.5 percent compared to 14.4 percent in the 2017 fourth quarter.

Full Year 2018 Results

For 2018, total revenue amounted to $1.34 billion, representing 8.9 percent growth over the $1.23 billion reported for full year 2017. Service revenue increased 4.7 percent year-over-year to $925.8 million, from $884.2 million in 2017. Full year 2018 net income amounted to $61.4 million, or $3.18 per diluted share, inclusive of $0.17 of tax-effected special charges, which included $0.05 for a reserve related to the bankruptcy of Pacific Gas & Electric. This compares to net income of $62.9 million, or $3.27 per diluted share for last year, inclusive of $0.84 for a one-time tax benefit and $0.24 of tax-effected special charges.

Non-GAAP EPS increased 23.5 percent year-over-year to $3.73 per share from $3.02 per share. EBITDA was $119.5 million, up 7.6 percent from $111.0 million reported in 2017. Adjusted EBITDA was $123.8 million, a 5.0 percent increase over $117.9 million in 2017. The 2018 adjusted EBITDA margin on service revenue was 13.4 percent, as compared to 13.3 percent reported in 2017.

Backlog and New Business Awards

Total backlog was $2.4 billion at the end of the fourth quarter of 2018. Funded backlog was $1.1 billion, or approximately 48 percent of the total backlog. The total value of contracts awarded in the 2018 fourth quarter was $285.8 million.  For full year 2018, contract awards were $1.82 billion, representing a book-to-bill ratio of 1.4.

Government Revenue Fourth Quarter 2018 Highlights

Revenue from government clients was $226.0 million, up 21.7 percent year-over-year.

•

U.S. federal government revenue was $131.5 million, representing a 2.1 percent year-over-year increase. Federal government revenue accounted for 35 percent of total revenue, compared to 40 percent of total revenue in the fourth quarter of 2017.

•

U.S. state and local government revenue increased by 115.2 percent year-on-year to $62.2 million. State and local accounted for 16 percent of total revenue, compared to 9 percent of total revenue in the 2017 fourth quarter.

•	International government revenue increased 15.0 percent year-on-year to $32.3 million and accounted for 9 percent of total revenue in both the 2018 and 2017 fourth quarters.

Key Government Contracts Awarded in the Fourth Quarter

ICF was awarded more than 80 U.S. federal contracts and task orders and more than 250 additional contracts from U.S. state and local and international governments with an aggregate value of $156.4 million. Year-to-date government awards totaled $1.36 billion. Awards won in the fourth quarter included:

•

Disaster recovery: Multiple awards totaling more than $50 million, which were mentioned in our November 1, 2018 earnings call, to support housing and infrastructure programs that are part of state and local government disaster recovery activities associated with Hurricane Harvey.

•	Advisory services: A contract with the Air Force Civil Engineer Command to provide advisory and assistance services.
•	Public health: A subcontract to provide services to a federal agency related to addressing underage drinking.
•

Environment and planning: Numerous contract amendments with a western U.S. state water resources agency related to environmental evaluation, compliance, permitting, program management, and public outreach.

•	Strategic communications: Multiple contracts and task orders with various European Commission agencies and directorates to provide strategic communications services.
•	Program support: A contract with an office of the U.S. Department of Education to provide program support services.

Select other government contract and task order wins with a value greater than $2 million included: ongoing technical assistance services for the U.S. Department of Education’s Appalachia Regional Comprehensive Center; program support services for the responsible fatherhood clearinghouse of the Office of Family Assistance; and analysis and planning services for a western U.S. water resources board.

Commercial Revenue Fourth Quarter 2018 Highlights

•

Commercial revenue was $151.9 million, up 12.2 percent from the $135.4 million reported in last year’s fourth quarter. Commercial revenue accounted for 40 percent of total revenue compared to 42 percent of total revenue in the 2017 fourth quarter.

•	Energy markets, which include energy efficiency programs, represented 39 percent of commercial revenue. Marketing services accounted for 54 percent of commercial revenue.

Key Commercial Contracts Awarded in the Fourth Quarter

Commercial sales were $129.3 million in the fourth quarter of 2018 and $464.5 million year-to-date.  ICF was awarded more than 650 commercial projects globally during the fourth quarter including:

In Energy Markets:

•	A contract amendment with a western U.S. energy organization to continue supporting its residential energy efficiency program.
•	Contracts with a northeastern U.S. utility to support its residential energy efficiency programs.
•	Two contract extensions with a northeastern U.S. utility to continue providing support for its energy efficiency programs.
•	A contract and several task orders with a western U.S. utility to provide environment and planning services.
•	A work order with an electric transmission company to prepare a cultural resource inventory.

In Marketing Services:

•	A retainer with a major U.S. rail transportation system to continue to provide loyalty program services.
•	Multiple task orders with a U.S. health insurer to provide additional marketing services.
•	Multiple task orders with a U.S. health insurer to provide healthcare business consulting and digital solutions services.
•	Multiple task orders with a publisher of educational products to continue to provide marketing services.

Select other commercial contract and task order wins with a value of more than $1 million included: loyalty program services for two hospitality chains; ongoing support for residential energy efficiency programs for a utility in the midwestern U.S.; and program support services for a non-road electrification program for a southeastern U.S. utility.

Dividend Declaration

On February 26, 2019, ICF declared a quarterly cash dividend of $0.14 per share, payable on April 16, 2019 to shareholders of record on March 29, 2019.

2018 Recognitions

ICF received several important recognitions in 2018:

•	Forbes named ICF one of “America’s Best Management Consulting Firms” for the third consecutive year
•	Awarded Government Contractor of the Year and Program of the Year for a Large Business by Greater Washington GovCon
•	A “strong performer” in Forrester’s report on digital experience providers, The Forrester Wave™: Midsize Digital Experience Agencies, Q4 2018

Summary and Outlook

“Looking ahead, we have strong visibility into 2019 based on our existing contract backlog. We expect the catalysts that benefitted our 2018 performance to continue to drive significant growth and further margin expansion in 2019. Each of our client categories is positioned for year-over-year progress in 2019. In government markets, ICF’s domain expertise and cross-cutting implementation skills align with federal agency spending priorities and funding appropriated for post-hurricane housing recovery. In commercial markets, we have a strong pipeline of energy efficiency programs and continue to build our distributed energy and resiliency consulting services. Additionally, we have substantial opportunities to further leverage our commercial marketing services and engagement capabilities broadly across our domestic and international client sets.

“For full year 2019, we expect revenue of $1.45 billion to $1.50 billion. This guidance includes the impact of the partial government shutdown that took place in January 2019 and affected several of ICF’s federal agency clients. The Company expects to re-capture the approximately $3 million in lost revenue due to the shutdown throughout 2019 but will absorb the related operating expenses, which are expected to impact diluted EPS by $0.05 in the first quarter. GAAP earnings per diluted share are expected to be in the range of $3.75 to $3.95, exclusive of any special charges. Non-GAAP diluted EPS is expected to range from $4.05 to $4.25. Per share guidance is based on a weighted average number of shares outstanding of 19.3 million. Operating cash flow, which was slightly below our 2018 guidance due to timing issues, is projected to be in the range of $100 million to $120 million for 2019. Full year 2019 guidance does not include any significant new disaster recovery-related contract wins that might occur,” concluded Mr. Kesavan.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 5,500 specialized experts, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Revenue	$377,910	$321,174	$1,337,973	$1,229,162
Direct Costs	249,057	207,230	857,508	771,725
Operating costs and expenses:
Indirect and selling expenses	91,958	86,840	360,987	346,440
Depreciation and amortization	4,439	4,260	17,163	17,691
Amortization of intangible assets	3,013	2,663	10,043	10,888
Total operating costs and expenses	99,410	93,763	388,193	375,019
Operating Income	29,443	20,181	92,272	82,418
Interest expense	(2,637)	(1,890)	(8,710)	(8,553)
Other (expense) income	(170)	97	(735)	121
Income before income taxes	26,636	18,388	82,827	73,986
Provision (benefits) for income taxes	7,941	(8,682)	21,427	11,110
Net income	$18,695	$27,070	$61,400	$62,876

Earnings per Share:
Basic	$0.99	$1.45	$3.27	$3.35
Diluted	$0.97	$1.41	$3.18	$3.27

Weighted-average Shares:
Basic	18,838	18,646	18,797	18,766
Diluted	19,333	19,136	19,335	19,244

Cash dividends declared per common share	0.14	—	0.56	—

Other comprehensive (loss) income:	(4,407)	1,571	(6,683)	4,601
Comprehensive income, net of tax	$14,288	$28,641	$54,717	$67,477

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures (2)

(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Reconciliation of Service Revenue
Revenue	$377,910	$321,174	$1,337,973	$1,229,162
Subcontractor and Other Direct Costs(3)	(138,296)	(103,399)	(412,216)	(344,913)
Service Revenue	$239,614	$217,775	$925,757	$884,249

Reconciliation of EBITDA and Adjusted EBITDA
Net Income	$18,695	$27,070	$61,400	$62,876
Other expense (income)	170	(97)	735	(121)
Interest expense	2,637	1,890	8,710	8,553
Provision for income taxes	7,941	(8,682)	21,427	11,110
Depreciation and amortization	7,452	6,923	27,206	28,579
EBITDA	36,895	27,104	119,478	110,997
Special charges related to acquisition expenses(4)	748	239	1,361	239
Special charges related to severance for staff realignment(5)	559	742	1,554	1,583
Special charges related to facilities consolidations and office closures(6)	—	339	115	2,060
Special charges due to additional cash bonus expense(7)	—	3,000	—	3,000
Special charges related to bad debt reserve (8)	1,240	—	1,240	—
Total special charges and adjustments	2,547	4,320	4,270	6,882
Adjusted EBITDA	$39,442	$31,424	$123,748	$117,879

EBITDA Margin Percent on Revenue(9)	9.8%	8.4%	8.9%	9.0%
EBITDA Margin Percent on Service Revenue(9)	15.4%	12.4%	12.9%	12.6%
Adjusted EBITDA Margin Percent on Revenue(9)	10.4%	9.8%	9.2%	9.6%
Adjusted EBITDA Margin Percent on Service Revenue(9)	16.5%	14.4%	13.4%	13.3%

Reconciliation of Non-GAAP EPS
Diluted EPS	$0.97	$1.41	$3.18	$3.27
Special charges related to acquisitions	0.04	0.01	0.07	0.01
Special charges related to severance for staff realignment	0.03	0.04	0.08	0.08
Special charges related to facilities consolidations and office closures	—	0.02	0.01	0.12
Special charges due to additional cash bonus expense	—	0.16	—	0.16
Special charges related to bad debt reserve	0.06	—	0.06	—
Amortization of intangibles	0.16	0.14	0.52	0.57
Income tax effects on amortization, special charges, and adjustments(10)	(0.09)	(0.15)	(0.19)	(0.35)
Adjustments for changes in the tax rate under new Tax Act	—	(0.85)	—	(0.84)
Non-GAAP EPS	$1.17	$0.78	$3.73	$3.02

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable U.S. GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with U.S. GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and Other Direct Costs is equal to Direct Costs minus Direct Labor and Fringe Costs.

(4) Special charges related to acquisitions: These costs are mainly related to closed and anticipated-to-close acquisitions, consisting primarily of consultants and other outside party costs and an increase in the contingent consideration liability.  The amortization of deferred consideration payments, discounted as part of the acquisition, are included in the calculation of non-GAAP earnings per share.

(5) Special charges related to severance for staff realignment:  These costs are mainly due to involuntary employee termination benefits for Company officers or groups of employees who have been terminated as part of a consolidation or reorganization.

(6) Special charges related to facilities consolidations and office closures: These costs are exit costs associated with terminated leases or full office closures. These exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(7) Special charges due to additional cash bonus expense: In response to the Tax Act that was passed in December 2017 and took effect in 2018, we increased the portion of bonuses that will be paid in cash, which increased the amount that can be deducted for income tax purposes for 2017.

(8) Special charge related bad debt reserve:  This cost is related to the January 2019 bankruptcy filing of a utility client.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(10) Income tax effects were calculated using an effective U.S. GAAP tax rate of 29.8% and 25.9% for the quarter and the year ended December 31, 2018, respectively, and 41.1% and 37.0%, prior to the adjustments for changes in the tax rate under the new tax regulations, for the quarter and the year ended December 31, 2017, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$11,694	$11,809
Restricted cash - current	—	11,191
Contract receivables, net	230,966	168,318
Contract assets	126,688	123,197
Prepaid expenses and other	16,253	11,327
Income tax receivable	6,505	5,596
Total Current Assets	392,106	331,438
Total Property and Equipment, net	48,105	38,052
Other Assets:
Restricted cash - non-current	1,292	1,266
Goodwill	715,644	686,108
Other intangible assets, net	35,494	35,304
Other assets	21,221	18,087
Total Assets	$1,213,862	$1,110,255

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$102,599	$75,074
Contract liabilities	33,494	38,571
Accrued salaries and benefits	44,103	45,645
Accrued subcontractors and other direct costs	58,791	47,508
Accrued expenses and other current liabilities	39,072	17,572
Total Current Liabilities	278,059	224,370
Long-term Liabilities:
Long-term debt	200,424	206,250
Deferred rent	13,938	15,119
Deferred income taxes	40,165	33,351
Other	20,859	15,135
Total Liabilities	553,445	494,225

Commitments and Contingencies (Note 19)

Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 22,445,576 and 22,019,315 shares issued; and 18,817,495 and 18,661,801 shares outstanding as of December 31, 2018 and December 31, 2017, respectively	22	22
Additional paid-in capital	326,208	307,821
Retained earnings	486,442	434,766
Treasury stock	(139,704)	(121,540)
Accumulated other comprehensive loss	(12,551)	(5,039)
Total Stockholders’ Equity	660,417	616,030
Total Liabilities and Stockholders’ Equity	$1,213,862	$1,110,255

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Twelve months ended
	December 31,
	2018	2017
Cash Flows from Operating Activities
Net income	$61,400	$62,876
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	2,480	1,480
Deferred income taxes	5,100	(7,390)
Non-cash equity compensation	11,506	10,291
Depreciation and amortization	27,206	28,579
Deferred rent	523	(177)
Facilities consolidation reserve	(260)	1,479
Remeasurement of contingent acquisition liability	505	—
Amortization of debt issuance costs	510	673
Other adjustments, net	449	275
Changes in operating assets and liabilities, net of the effect of acquisitions:
Net contract assets and liabilities	(14,148)	405
Contract receivables	(60,096)	702
Prepaid expenses and other assets	(6,650)	(1,844)
Accounts payable	28,309	3,631
Accrued salaries and benefits	(2,159)	5,597
Accrued subcontractors and other direct costs	10,762	15,507
Accrued expenses and other current liabilities	11,120	(2,250)
Income tax receivable and payable	(2,063)	(5,697)
Other liabilities	176	3,054
Net Cash Provided by Operating Activities	74,670	117,191

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(21,812)	(14,513)
Payments for business acquisitions, net of cash received	(34,575)	(91)
Net Cash Used in Investing Activities	(56,387)	(14,604)

Cash Flows from Financing Activities
Advances from working capital facilities	573,991	590,225
Payments on working capital facilities	(579,817)	(643,363)
Payments on capital expenditure obligations	(3,726)	(4,808)
Debt issue costs	(21)	(1,612)
Proceeds from exercise of options	5,842	4,722
Dividends paid	(7,915)	—
Net payments for stockholder issuances and buybacks	(17,125)	(32,464)
Net Cash Used in Financing Activities	(28,771)	(87,300)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(792)	1,094

(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(11,280)	16,381
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	24,266	7,885
Cash, Cash Equivalents, and Restricted Cash, End of Period	$12,986	$24,266

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$9,893	$7,922
Income taxes	$14,870	$21,659
Non-cash investing and financing transactions:
Deferred and contingent consideration arising from businesses acquired	$8,391	$—
Capital expenditure obligations	$6,121	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule (11)(12)

Revenue by client markets	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Energy, environment, and infrastructure	42%	39%	42%	40%
Health, education, and social programs	41%	44%	40%	42%
Safety and security	8%	8%	8%	8%
Consumer and financial	9%	9%	10%	10%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. federal government	35%	40%	41%	45%
U.S. state and local government	16%	9%	14%	10%
International government	9%	9%	9%	7%
Government	60%	58%	64%	62%
Commercial	40%	42%	36%	38%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Time-and-materials	48%	45%	44%	43%
Fixed-price	38%	39%	39%	39%
Cost-based	14%	16%	17%	18%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics (including client markets and client type) that provide useful information about the nature of our operations. The client markets metric provides insight into the breadth of our expertise while the client type metric is an indicator of the diversity of our client base.

(12) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassification within contract mix.